EXIHIBIT 21.1

Subsidiaries of Transdel Pharmaceuticals, Inc.

The subsidiaries of Transdel Pharmaceuticals, Inc. (the “Registrant”) as of September 19, 2007, are listed below:

Subsidiary	Ownership	Jurisdiction
1. Trans-Pharma Corporation.	100% owned by Registrant	Nevada